Exhibit (a)(1)(C)

ACTIVISION, INC.

OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN OPTIONS
ELECTION FORM

THIS FORM MUST BE COMPLETED AND SUBMITTED NO LATER THAN
5:00 P.M., PACIFIC TIME, ON JULY 6, 2007,
UNLESS THE OFFER IS EXTENDED.

Please make sure you received, read and understand: (1) the Offer to Amend the Exercise Price of Certain Options (the “Offer to Amend”); (2) the E-mail to All Eligible Holders; and (3) this Election Form and its instructions. The offer is subject to the terms of these documents as they may be amended.

The offer provides you the opportunity to (i) amend your eligible options, and (ii) receive a cash payment for such amended options. If you accept the offer, you will be required to accept the offer for all your eligible options. The offer expires at 5:00 p.m., Pacific Time, on July 6, 2007, unless extended.

BY ACCEPTING THE OFFER, YOU AGREE TO ALL TERMS OF THE OFFER
AS SET FORTH IN THE OFFER DOCUMENTS.

•                  If you want to accept the offer, check the “YES” box below and fill in the signature box under the list of your eligible options and the section titled “Agreement to Terms of Election” :

YES
I ELECT TO AMEND ALL ELIGIBLE OPTIONS	[ ]

By checking “YES”, subject to withdrawal rights described in the Offer to Amend the Exercise Price of Certain Options, your eligible options will, upon our acceptance of your election, be irrevocably amended to increase the exercise price on the last date on which the offer remains open for acceptance, which will be July 6, 2007, following expiration of the offer.

•                  If you do not want to accept the offer, do not submit an Election Form.  Your eligible options will not be amended, their exercise prices will remain unchanged, you will not receive the cash payment with respect to your eligible options, you may incur Section 409A taxes with respect to the eligible options, and the Company will not reimburse you for Section 409A taxes.

•                  If you want to withdraw your previous election, check the “WITHDRAW — TO REVOKE PREVIOUS ELECTION” box below and fill in the signature box under the list of your eligible options and the section titled “Agreement to Terms of Election”.  You may withdraw your election at any time before the expiration of the offer by submitting a properly completed election form that indicates your withdrawal by checking the box below:

WITHDRAW — TO REVOKE PREVIOUS ELECTION
I WITHDRAW ALL ELIGIBLE OPTIONS	[ ]

Original Grant Date	Plan	Total Number of Options Granted	Number of Options Eligible under the Offer	Current Exercise Price Per Share	New Exercise Price Per Share (if offer is accepted)	Cash Payment Per Share (if offer is accepted)	Total Cash Payment (if offer is accepted)
[ ]	[ ]	[ ]	[ ]	[$ ]	[$ ]	[$ ]	[$ ]
[ ]	[ ]	[ ]	[ ]	[$ ]	[$ ]	[$ ]	[$ ]
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[ ]	[ ]	[ ]	[ ]	[$ ]	[$ ]	[$ ]	[$ ]
[ ]	[ ]	[ ]	[ ]	[$ ]	[$ ]	[$ ]	[$ ]
[ ]	[ ]	[ ]	[ ]	[$ ]	[$ ]	[$ ]	[$ ]
[ ]	[ ]	[ ]	[ ]	[$ ]	[$ ]	[$ ]	[$ ]
[ ]	[ ]	[ ]	[ ]	[$ ]	[$ ]	[$ ]	[$ ]
[ ]	[ ]	[ ]	[ ]	[$ ]	[$ ]	[$ ]	[$ ]

Agreement to Terms of Election

1.             Promptly after the expiration of the offer, Activision will return to me a final and completed “Amendment to Stock Option Agreements and Promise to Make Cash Payment” evidencing the amendment of my eligible options and my right to receive a cash payment for the eligible options.

2.             If I cease to remain employed by Activision or any of its subsidiaries after my election but before Activision accepts my election, my eligible options will not be amended, and I will not become entitled to any cash payment.

3.             Until the expiration date, I will have the right to withdraw my election with respect to my eligible options.  However, after the expiration date, I will have no further right to withdraw my election with respect to my eligible options. If Activision has not accepted my election by 5:00 p.m., Pacific Time, on August 3, 2007, I may withdraw my election at any time thereafter.

4.             My election through the procedures described in Section 4 of the Offer to Amend and the instructions to the election form constitute my acceptance of all of the terms and conditions of the offer. Activision’s acceptance of my elections for amendment will constitute a binding agreement between Activision and me upon the terms and subject to the conditions of the offer.

5.             I am the registered holder of the eligible options tendered hereby, and my name, employee identification number and other information appearing in this election form are true and correct.

6.             I am not required to accept the offer. However, if I do not accept the offer, then I am solely responsible for Section 409A taxes with respect to those eligible options, and Activision will not reimburse me for any Section 409A taxes with respect to those eligible options.

7.             Activision will not give me tax advice with respect to the offer or specific to my individual circumstance and has advised me to consult with my own financial, legal, and/or tax advisor regarding the federal, state and local tax consequences of accepting or not accepting the offer.

8.             Under certain circumstances set forth in the offer documents, Activision may terminate or amend the offer and postpone its acceptance and amendment of the elections. If Activision does not accept my election, my eligible options will remain outstanding until they expire by their terms and will retain their current exercise price, current exercise terms and current vesting schedule.

9.             Activision’s Board of Directors has approved the making of the offer, and Activision believes that it will generally be in most eligible holders’ interests, in most circumstances and in most scenarios, to accept the offer.  Activision therefore generally recommends that eligible holders accept the offer. However, I understand that I must make my own decision whether to accept the offer, after taking into account my own personal circumstances and preferences and my own assessment of possible future developments.  I understand that the amended options resulting from the amendment of my tendered eligible options may decline in value and may be “out of the money” when I decide to exercise those options. I further understand that past and current market prices of Activision common stock may provide little or no basis for predicting what the market price of Activision common stock will be when Activision amends my tendered options or at any other time in the future.

10.           I hereby acknowledge that I have read the documents related to the offer:  (a) Offer to Amend the Exercise Price of Certain

Options; (b) the E-mail to All Eligible Holders; and (c) this Election Form and its instructions.

11.           I hereby accept the offer with respect to my eligible options as previously identified in accordance with the Offer to Amend the Exercise Price of Certain Options. I agree that the options identified are the eligible options I hold. I agree and understand that if I accept the offer with respect to my eligible options, those options will be amended by Activision unless I submit a new, properly completed election form withdrawing my election prior to the expiration of the offer.

12.           I understand that I must fully complete the election form and return it to Activision by e-mail to 409aoptions@activision.com or by hand delivery to Sandy Digilio or Jesse Meschuk at Activision, Inc., 3100 Ocean Park Boulevard, Santa Monica, California 90405, prior to the expiration of the offer.

13.           I further understand that Activision intends to send me an e-mail at my e-mail address listed below promptly after the submission of my election form. If I have not received an e-mail confirmation, I agree that it is my responsibility to confirm that Activision has received my complete submission. I understand that an e-mail confirmation is not an acceptance of my election to amend.

14.           I acknowledge that the offer and the other documents and communications regarding the offer have been delivered to me electronically. By executing this Agreement, I acknowledge that I have read this provision and consent to the electronic delivery of the documents. I acknowledge that I may receive from Activision a paper copy of any documents delivered electronically at no cost to me by contacting Activision by e-mail using the contact information on the instructions to the election form. I further acknowledge that I will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, I understand that I must provide Activision with a paper copy of any documents if my attempted delivery of such documents electronically fails.

Eligible Holder Signature (if hand delivery)

Eligible Holder Name (Please print)	E-mail Address	Date and Time

RETURN BY EMAIL TO 409AOPTIONS@ACTIVISON.COM OR BY HAND DELIVERY TO SANDY
DIGILIO OR JESSE MESCHUK NO LATER THAN 5:00 P.M., PACIFIC TIME, ON JULY 6, 2007

INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.             Delivery of Election Form. A properly completed election form must be received by Activision by 5:00 p.m. Pacific Time on July 6, 2007.

We intend to confirm the receipt of your election form by e-mail promptly after you submit your election form by e-mail to 409aoptions@activision.com or by hand delivery to Sandy Digilio or Jesse Meschuk at Activision, Inc., 3100 Ocean Park Boulevard, Santa Monica, California 90405. Our confirmation e-mail is not an acceptance of your election to amend. If you have not received an e-mail that we have received your election form, you should e-mail 409aoptions@activision.com and include your telephone number, and we will call you. It is your responsibility to ensure that we receive your election form by 5:00 p.m., Pacific Time, on July 6, 2007.

Our receipt of your election form is not by itself an acceptance of your election to amend. For purposes of the offer, we will be deemed to have accepted valid elections that have been made and not properly withdrawn as of when we give notice to the eligible holders generally of our acceptance of such elections. We may issue this notice of acceptance by press release, e-mail or other methods of communication.

We will not accept any alternative, conditional or contingent elections. Although it is our intent to send you an e-mail that confirms our receipt of your election form, by completing and delivering your election form, you waive any right to receive any notice of the receipt of the election to amend your options, except as provided for in the Offer to Amend the Exercise Price of Certain Options. Any confirmation of receipt sent to you will merely be a notification that we have received your election form and does not mean that we have accepted your election to amend or that your options have been amended. Your options with respect to which elections are accepted will be amended on the amendment date (but following the expiration of the offer), which is currently expected to be July 6, 2007, at 5:00 p.m., Pacific Time.

2.             Withdrawal. If you have previously elected to accept the offer to amend your eligible options, you may withdraw that election for all of these options at any time before the expiration of the offer, which is currently expected to be 5:00 p.m., Pacific Time, on July 6, 2007. If we extend the offer, you may withdraw your election for all of your eligible options at any time until the date and time of the extended expiration of the offer. Although we intend to accept all valid elections promptly after the expiration of the offer, if we have not accepted your election by 5:00 p.m., Pacific Time on August 3, 2007, you may withdraw your election at any time after that date.

To validly withdraw your election, you must complete and deliver a new election form by e-mail to 409aoptions@activision.com or by hand delivery to Sandy Digilio or Jesse Meschuk at Activision, Inc., 3100 Ocean Park Boulevard, Santa Monica, California, 90405, prior to the expiration of the offer. You should keep a copy of your revised election form with your other records for the offer. If you again change your mind, you may submit another election form and you will be bound by the last properly submitted election form we receive before the expiration of the offer. We must receive the properly completed election form before the expiration of the offer. The expiration of the offer will be at 5:00 p.m., Pacific Time, on July 6, 2007, unless we extend the offer.

3.             Elections. If you accept the offer, you will be required to accept the offer for all your eligible options. If you have exercised a portion of an eligible option grant, your election will apply to the portion that remains outstanding and unexercised.  If you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible holder beneficially owns a portion of that option grant, you may accept the offer for that portion of the option if so directed by the beneficial owner as to his or her portion in accordance with the applicable domestic relations order or comparable legal documents. As legal owner of the eligible option, Activision will respect an election properly made by you and accepted by Activision and will not be responsible to you or the beneficial owner of the eligible option for any errors made by you in such an election.

4.             Signatures on the Election Form; Other Information. If you deliver your properly completed election form to us by e-mail, you will be deemed to have electronically signed your form. If you deliver your properly completed election form by hand delivery, you must sign the election form. The signature (or deemed signature) must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change by e-mail to 409aoptions@activision.com or by hand delivery to Sandy Digilio or Jesse Meschuk at Activision, Inc., 3100 Ocean Park Boulevard, Santa Monica, California, 90405. If the election form is signed (or deemed signed) by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to the Company of the authority of that person to act in that capacity must be submitted with this election form by e-mail to 409aoptions@activision.com or by hand delivery to Sandy Digilio or Jesse Meschuk at Activision, Inc, 3100 Ocean Park Boulevard,

Santa Monica, California, 90405. You must print your name and indicate the date and time at which you signed. You must also include your e-mail address.

5.             Requests for Assistance or Additional Copies. You should direct general questions about the terms of the offer, requests for general tax information about the election form or about the offer or any requests for additional copies of the Offer to Amend the Exercise Price of Certain Options to 409aoptions@activision.com and include your telephone number. We will furnish additional copies of the Offer to Amend the Exercise Price of Certain Options to you promptly and at our expense.

6.             Irregularities. We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any elections that have been made that we determine are not in good order or that we determine are unlawful to accept. We will accept all proper elections that are made and that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election of any particular options or for any particular eligible holder, provided that if we grant any such waiver, it will be granted for all eligible holders and options for which elections have been made. No elections will be deemed to have been properly made until all defects or irregularities have been cured by the eligible holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will we or anyone else incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

7.             Important Tax Information. You should refer to Section 14 of the Offer to Amend the Exercise Price of Certain Options, which contains important U.S. federal, California and non-U.S. income tax information. We encourage you to consult with your financial, legal and/or tax advisors regarding the federal, state and local tax consequences to you of accepting or not accepting the offer. You should e-mail general questions about the terms of the offer or requests for general tax information about the offer to 409aoptions@activision.com and include your telephone number, and we will call you.

8.             Copies. You should keep a copy of the election form, after you have completed it, and retain it for your records.

IMPORTANT: THE COMPLETED ELECTION FORM MUST BE RECEIVED BY ACTIVISION BY 5:00 P.M. PACIFIC TIME ON THE EXPIRATION DATE.